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                                                                    Exhibit 12.1

                           BLOCK COMMUNICATIONS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                                              Year ended December 31
                                                 1998       1999       2000       2001        2002
                                               ---------------------------------------------------
Net income                                     $7,820     $5,341    $12,781   $(17,857)   $  2,540

Provision (credit) for income taxes             6,240      4,556      9,176     (7,132)      2,728
Minority interest                                  --         --        427       (235)        477
                                               ---------------------------------------------------
Earnings before provision for income taxes
   and minority interest                       14,060      9,897     22,384    (25,224)      5,745

Fixed charges:
   Interest expense                            10,628     11,243     14,175     19,486      22,952
   Interest capitalized                            --        945      1,490        985          --
   Amortization of debt issuance costs            335        273        272        267       1,221
   One-third of rentals                         1,334      1,091      1,176      1,355       1,333
                                               ---------------------------------------------------
                                               12,297     13,552     17,113     22,093      25,506

Less, interest capitalized, net of
   amortization                                    --        886      1,279        619        (428)
                                               ---------------------------------------------------
Earnings before provision for income taxes
   and minority interest, plus
   fixed charges                              $26,357    $22,563    $38,219    $(3,750)    $31,679
                                               ===================================================
Ratio of earnings to fixed charges (1)           2.14       1.66       2.23          -        1.24
                                               ===================================================


(1) In 2001, our earnings were insufficient to cover fixed charges by $25.8 million.